INVESTMENT MANAGEMENT AGREEMENT


      AGREEMENT made this 1st day of May 2005, by and between MARKMAN MULTIFUND TRUST, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), and MARKMAN CAPITAL MANAGEMENT, INC., a corporation organized under the laws of the State of Minnesota, (the "Adviser").

                                   WITNESSETH:

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, shares of beneficial interest in the Trust currently consist of one separate series portfolio - the Markman Total Return Core Fund, and the Trustees have the power to create additional series (each a "Fund" and together, the "Funds"); and

      WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Trust desires to retain the Adviser to furnish investment management services to the Trust and the Adviser is willing to furnish such to the Trust;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1. Appointment of Adviser. The Trust hereby appoints the Adviser to act as investment manager of the Trust for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

      2. Investment Management Services. The Adviser shall supervise the investments of the Funds contemplated as of the date hereof, and such subsequent series of shares of the Trust as the Trustees of the Trust shall select the Adviser to manage. In such capacity, the Adviser shall maintain a continuous investment program for each such Fund, determine what securities shall be purchased or sold by each Fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.

      In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Funds the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended)


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provided by such broker or dealer to the Funds or other accounts over which the
Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion.

      3. Compliance with Laws. All functions undertaken by the Adviser hereunder shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the 1940 Act, and any rules and regulations promulgated thereunder; (2) any other applicable provisions of law; (3) the Declaration of Trust of the Trust as amended from time to time; (4) the By-laws of the Trust as amended from time to time; and (5) the registration statements of the Trust as amended from time to time, filed under the Securities Act of 1933, as amended and the 1940 Act.

      4. Board Supervision. All of the functions undertaken by the Adviser hereunder shall at all times be subject to the direction of the Board of Trustees of the Trust, or any committee or officers of the Trust acting under the authority of the Board of Trustees.

      5. Payment of Expenses.

            (a) The Adviser shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to provide the services set forth herein, and shall bear the expense thereof. Adviser shall compensate all Trustees, officers and employees of the Trust who are also partners or employees of the Adviser.

            (b) The Funds will be responsible for the payment of all operating expenses of the Trust, including fees and expenses incurred by the Trust in connection with membership in investment company organizations, brokerage fees and commissions, legal, auditing and accounting expenses, expenses of registering shares under federal and state securities laws, insurance expenses, taxes or governmental fees, fees and expenses of the custodian, the transfer, shareholder service and dividend disbursing agent and the accounting and pricing agent of the Funds, expenses including clerical expenses of issue, sale, redemption or repurchase of shares of the Funds, the fees and expenses of Trustees of the Trust who are not interested persons of the Trust, the cost of preparing, printing and distributing prospectuses, statements, reports and other documents to shareholders, expenses of shareholders' meetings and proxy solicitations, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification of the Trust's officers and Trustees with respect thereto, or any other expense not specifically described above incurred in the performance of the Trust's obligations. All other expenses not expressly assumed by Adviser herein incurred in connection with the organization, registration of shares and operations of the Funds will be borne by the Funds


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      6. Account Fees. The Trust, by resolution of the Board of Trustees, including a majority of the Independent Trustees, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts of the Funds, such fee to be retained by the Trust or to be paid to the Adviser to defray expenses which would otherwise be paid by the Adviser in accordance with the provisions of paragraph 5 of this Agreement. At least sixty
(60) days' prior written notice of the intent to impose such fee must be given to the shareholders of the affected Fund.

      7. Compensation of Adviser.

            (a) As full compensation for the services and such facilities as may from time to time be furnished by the Adviser under this Agreement, the Funds agree to pay to the Adviser a fee at the annual rate listed in Appendix A of the Fund's average daily net asset value. Such fee shall be accrued daily and payable monthly. For purposes of calculating such fee, such net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Funds' current Prospectus and Statement of Additional Information.

            (b) For any period less than a full month during which this Agreement is in effect the compensation payable to the Adviser hereunder shall be prorated according to the proportion which such period bears to a full month.

            (c) Each Fund is responsible for its own operating expenses. Any fees withheld or voluntarily reduced and any Fund expenses absorbed by the Adviser voluntarily or pursuant to an agreed upon expense cap which are a Fund's obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by a Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on the Fund's expenses. The Adviser is permitted to be reimbursed only for fee reductions and expense payments made in the previous three fiscal years. Any such reimbursement is also contingent upon the Board of Trustees' review and approval all reimbursements. Such reimbursement may not be paid prior to a Fund's payment of current ordinary operating expenses.

      8. Limitation of Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with any investment policy or the purchase, sale, or retention of any investment on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

      9. Term and Termination.

            (a) This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for an initial


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period of two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

            (b) This Agreement may be terminated at any time as to the Trust or a particular series of the Trust without the payment of any penalty by vote of the Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund or by the Adviser, on sixty days' written notice to the other party.

            (c) This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

      10. Separate Agreement. The parties hereto acknowledge that certain provisions of the 1940 Act, in effect, treat each series of shares of an investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the 1940 Act, this Agreement shall be deemed to constitute a separate agreement between the Adviser and each Fund.

      11. Limitation of Liability of Trustees and Shareholders. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as trustees are not binding upon the Trustees or holders of shares of the Trust individually but are binding only upon the assets and property of the Trust.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        MARKMAN MULTIFUND TRUST

                                        By:  /s/ Robert J. Markman
                                             ---------------------------
                                             Robert J. Markman
                                             Chairman of the Board of
                                             Trustees and President

                                        MARKMAN CAPITAL MANAGEMENT, INC.

                                        By:  /s/ Robert J. Markman
                                             ---------------------------
                                             Robert J. Markman
                                             President


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                                   APPENDIX A

      Compensation of the Adviser. The Markman Total Return Core Fund (the "Fund") will pay to the Adviser, for all of the services to be rendered and payments made as provided in this Agreement, a base fee, computed and accrued daily and paid monthly, at an annual rate of 0.85% of its average daily net assets (the "Base Fee"), which fee is subject to adjustment based on the investment performance of the Fund in relation to the investment performance of the Fund's benchmark index, which is the S&P 500 Index.

      The Base Fee will be decreased in a series of breakpoints as the total assets under management for the Fund increase. The breakpoints, and the corresponding Base Fee are:

$0- $200 million              0.85%
Next $150 million             0.80% (on assets from $200 - $350 million)
Next $150 million             0.75% (on assets from $350 - $500 million)
Next $150 million             0.70% (on assets from $500 - $650 million)
Next $150 million             0.65% (on assets from $650 - $800 million)
All additional dollars        0.60% (on assets over $800 million)

      Adjustments to the Base Fee will be made by comparison of the Fund's investment performance for the applicable performance period to the investment performance of the Fund's benchmark index for the same period (the "Performance Fee Adjustment"). The applicable Performance Period is a rolling twelve (12) month period whereby the most recent calendar month is substituted for the earliest month as time passes. The Performance Fee Adjustment will be calculated based on the Fund's average net assets during each Performance Period, and the Performance Fee Adjustment will be applied to the Fund's Base Fee during the current month. The Performance Fee Adjustment calculation will be done in accordance with Rule 205-2 or any other applicable rules under the Investment Advisers Act of 1940 (the "Investment Advisers Act"), as the same from time to time may be amended.

      Using the S&P 500 as the benchmark, a "band" ranging from 5.00% below the benchmark to 5% above the benchmark would be established. Within that band, the Performance Fee Adjustment will be calculated on a rolling 12-month basis with a 2 basis point adjustment for every one percent differential in comparative performance. For example, if the Fund outperformed the S&P 500 by 1% more, but less than 2%, the performance fee would be adjusted positively two basis points (0.02%). If the Fund underperformed the S&P 500 by 2% or more, but less than 3%, the Performance Fee Adjustment would be negative four basis points (0.04%). Using this formula, the maximum yearly performance adjustment would be 10 basis points, up or down.

      Initial Period. The Performance Fee Adjustment will not be applied until this Agreement has been in effect for 12 months (the "Initial Period"). For the first 12 months of the Initial Period, the Adviser will receive the Base Fee.

      Subsequent Periods. For each month following the Initial Period, the Adviser will receive the Base Fee, subject to the Performance Fee Adjustment calculated as described above.


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      The Fund's investment performance will be measured by comparing (i) the opening net asset value of one share of the Fund on the first business day of the performance period with (ii) the closing net asset value of one share of the Fund as of the last business day of such period. In computing the investment performance of the Fund and the investment record of the Fund's benchmark index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the securities included in the Fund's benchmark index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rules under the Investment Advisers Act, as the same from time to time may be amended.

      Any calculations of the investment performance of the Fund and the investment performance of the Fund's benchmark index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.

      In the event of any termination of this Agreement, the fee provided for in this Appendix A shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.


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